Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-112904) and Forms S-8 (No. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877 and 333-109879) of Valeant Pharmaceutical International of our report dated March 1, 2006 with respect to the Statements of Assets Acquired and Liabilities Assumed of the Infergen product line of Intermune Inc., as of December 30, 2005 and December 31, 2004 and the related Statements of Net Revenues and Direct Costs and Expenses for the period from January 1, 2005 through December 30, 2005 and the year ended December 31, 2004 included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
San Jose, California
March 15, 2006